Exhibit 99.1

News Release	Acuity Brands, Inc.
1170 Peachtree Street, NE
Suite 2400
Atlanta, GA 30309
Tel: 404 853 1400
Fax: 404 853 1430
AcuityBrands.com

Company Contact:

Dan Smith

Acuity Brands, Inc.

(404) 853-1423

Acuity Brands Announces Expiration and Final Results of

Tender Offer for its 6% Notes Due 2009

ATLANTA, December 10, 2008 – Acuity Brands, Inc. (NYSE: AYI) (the “Company”) today announced the expiration and final results of its previously announced cash tender offer to purchase any and all of its outstanding 6% Notes due 2009 (CUSIP No. 00508YAA0) (the “Notes”). The tender offer was made pursuant to an Offer to Purchase dated December 1, 2008 (the “Offer to Purchase”) and related Letter of Transmittal, which more fully set forth the terms and conditions of the tender offer. As of December 1, 2008, the aggregate principal amount of the Notes outstanding was $160 million.

The tender offer expired at 5:00 p.m., New York City time, on December 9, 2008. $12,637,000 in aggregate principal amount of the Notes, representing approximately 7.90% of the outstanding Notes, were validly tendered and not validly withdrawn in the tender offer. The Company has accepted for purchase all such Notes. The total consideration plus the applicable accrued and unpaid interest will be paid to the tendering holders today, which is the settlement date.

Citi served as the dealer manager for the tender offer and Global Bondholder Services Corporation served as the depositary and information agent for the tender offer.

Acuity Brands, Inc. owns and operates Acuity Brands Lighting, Inc. and Acuity Brands Technology Services, Inc. With fiscal year 2008 net sales of over $2.0 billion, Acuity Brands Lighting and Acuity Brands Technology Services combined are one of the world’s leading providers of lighting fixtures and related products and services and include brands such as Lithonia Lighting®, Holophane®, Peerless®, Mark Architectural Lighting™, Hydrel®, American Electric Lighting®, Gotham®, Carandini®, SpecLight®, MetalOptics®, Antique Street Lamps™, Synergy® Lighting Controls, SAERIS™, and ROAM®. Headquartered in Atlanta, Georgia, Acuity Brands employs approximately 6,300 associates and has operations throughout North America and in Europe and Asia.